Exhibit 97

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION PAGSEGURO DIGITAL LTD.

pagseguro.com.br

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Áreas responsáveis:	RH, Jurídico & Compliance
	Data:	September/2023
Review Period
This Policy shall be reviewed within a period of 2 (two) years counted from the date of the latest review conducted by the Board as recorded in Section 13 of this Policy. The Board will review this Policy and reflect any updates deemed necessary (including, to reflect any changes to applicable legislation or changes in the strategic direction of the Company, among other factors) before the end of the aforementioned review period.

2
pagseguro.com.br

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Áreas responsáveis:	RH, Jurídico & Compliance
	Data:	September/2023
1.INTRODUTION AND OBJECTIVE
In accordance with the applicable rules of The New York Stock Exchange Listed Company Manual (the “NYSE Rules”), Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 10D-1”), the Board of Directors (the “Board”) of PagSeguro Digital Ltd. (the “Company”) has adopted and approved this Policy (the “Policy”) on December 1, 2023, to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 3, below.
2.COVERED PARTIES
The operative provisions of this Policy apply to the Executive Officers of PagSeguro Digital Ltd. or any of its subsidiaries, who have received Incentive-based Compensation during any Clawback Period (the “Covered Parties”).
3.DEFINITIONS
For purposes of this Policy, the following capitalized terms shall have the meanings set forth below:
Accounting Restatement: means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
Clawback Eligible Incentive Compensation: means all Incentive-based Compensation Received by an Executive Officer (i) on or after the effective date of the applicable NYSE rules, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive- based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period (as defined below). Clawback Period: means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.
Erroneously Awarded Compensation: means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
Executive Officer: means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

3
pagseguro.com.br

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Áreas responsáveis:	RH, Jurídico & Compliance
	Data:	September/2023
Financial Reporting Measures: means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
Incentive-based Compensation: means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
NYSE: means the New York Stock Exchange.
Received: means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.
Restatement Date: means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
SEC: means the Securities and Exchange Commission of the United States.
4.RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
4.1In the event of an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation received in accordance with NYSE Rules and Rule 10D-1 as follows.
4.1.1After an Accounting Restatement, the majority of independent directors serving on the Board (the “Independent Members”) shall determine the amount of any Erroneously Awarded Compensation received by each Executive Officer received in the applicable Clawback Period and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.
4.1.1.1For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

4
pagseguro.com.br

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Áreas responsáveis:	RH, Jurídico & Compliance
	Data:	September/2023
i)The amount to be repaid or returned shall be determined by the Independent Members based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received; and
ii)The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.
4.1.1.2The Independent Members shall have the discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth in Section 4.2 below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
4.1.1.3To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation received under any duplicative recovery obligations established by the Company or any applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
4.1.1.4To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer.
4.2Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4.1.1.2 above if the Independent Members which, as specified above, is composed entirely of independent directors or in the absence of such a committee, a majority of the independent directors serving on the Board, determines that recovery of any portion of the Erroneously Awarded Compensation would be impracticable and any of the following three conditions are met:
4.2.1The Independent Members have determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s), and provided such documentation to the NYSE;

5
pagseguro.com.br

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Áreas responsáveis:	RH, Jurídico & Compliance
	Data:	September/2023
4.2.2Recovery would violate either Brazilian or Cayman Islands law, in cases where any such law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of Brazilian or Cayman Islands law, the Company has obtained an opinion of legal counsel in such jurisdictions, acceptable to the NYSE, that state recovery would result in such a violation and a copy of the opinion is provided to NYSE, or:
4.2.3Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
5.DISCLOSURE REQUIREMENTS
The Company shall file all disclosures with respect to this Policy required by the applicable SEC or NYSE filings and rules.
6.INDEMNIFICATION
The Company shall not be permitted to insure or indemnify any Executive Officer against
(i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement, whether entered into before, on or after the Effective Date of this Policy.
7.ADMINISTRATION AND INTERPRETATION
This Policy shall be administered by the Independent Members, and any determinations made by the Independent Members shall be final and binding on all affected individuals. The Board and the Independent Members, as applicable, are authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of, and compliance with, this Policy and for the Company’s compliance with NYSE Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith.
8.AMENDMENT AND TERMINATION
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would, after taking into account any actions taken by the Company contemporaneously with such amendment or termination, cause the Company to violate any federal securities laws, SEC rule or NYSE rule.

6
pagseguro.com.br

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Áreas responsáveis:	RH, Jurídico & Compliance
	Data:	September/2023
9.OTHER RECOVERY RIGHTS
This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Independent Members intend that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.
10.ATTESTATION AND ACKNOWLEDGEMENT OF POLICY
All Executive Officers which are beneficiaries of any Clawback Eligible Incentive Compensation or become beneficiaries of any Clawback Eligible Incentive Compensation of the Company will be required to deliver to the Company an executed Attestation and Acknowledgement of Policy for the Recovery of Erroneously Awarded Compensation included herein as ATTACHMENT A. Delivery of a copy of Annex A executed by the Executive Officers will occur reasonably promptly.
11.QUESTIONS
If a Covered Party has any questions regarding compliance with, or the interpretation of, this Policy, they should contact the Legal Department via e-mail: jursocietario@uolinc.com, addressed to Victoria Rozsavolgyi Bortolin.
12.ATTACHMENT
ATTACHMENT A - ATTESTATION AND ACKNOWLEDGEMENT OF POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
13.POLICY REVIEW CONTROL

Review	Changes / Description	Date Reviewed
00	Initial Issue | HR, Legal & Compliance Departments	December/2023

7
pagseguro.com.br

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION	Áreas responsáveis:	RH, Jurídico & Compliance
	Data:	September/2023
ATTACHMENT A

ATTESTATION AND ACKNOWLEDGEMENT OF POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

By my signature below, I acknowledge and agree that:
☐    I have received and read the attached Policy for the Recovery of Erroneously Awarded Compensation (this “Policy”).
☐    I hereby agree to abide by all terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy.
☐    In the event of any inconsistency between the provisions of this Policy and any applicable incentive-based compensation arrangements, employment agreement, equity agreement, indemnification agreement or similar agreement or arrangement setting forth the terms and conditions of any Incentive-based Compensation, the terms of this Policy shall govern.

Signature
Printed Name:
Date

8
pagseguro.com.br